UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2007

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On July 25, 2007, Sunrise Senior Living, Inc. (“Sunrise” or the "Company") announced that its board of directors has decided to explore strategic alternatives intended to enhance shareholder value, including a possible sale of the Company, and provided an update on the Company’s pending restatement. A copy of the Company’s press release, dated July 25, 2007, is attached as Exhibit 99.1 to this Form 8-K (the “July 25, 2007 Press Release”). The information contained in the July 25, 2007 Press Release regarding the pending restatement and the recapture during 2006 and the first six months of 2007 of an aggregate of approximately $37 million of the prior period real estate-related restatement adjustments is incorporated in this Item 2.02 from the press release by reference.

Item 8.01. Other Events.

The information contained in the July 25, 2007 Press Release is incorporated herein by reference. In addition, the Company provides the following update of legal proceedings:

CGB Occupational Therapy

As described in Sunrise’s 2005 Form 10-K, Sunrise is a defendant in a lawsuit filed by CGB Occupational Therapy, Inc. (“CGB”) in September 2000 in the U.S. District Court for the Eastern District of Pennsylvania. CGB provided therapy services to two nursing home communities in Pennsylvania that were owned by RHA Pennsylvania Nursing Homes (“RHA”) and managed by one of Sunrise’s subsidiaries. In 1998, RHA terminated CGB’s contract. In its lawsuit, CGB alleged, among other things, that in connection with that termination, Sunrise tortiously interfered with their contractual relationships with RHA and several of the therapists that CGB employed on an at-will basis. There have been no material developments in this litigation from what was previously reported in Sunrise’s 2005 Form 10-K.

Settlement of Bellaire Litigation

As also described in Sunrise’s 2005 Form 10-K, in September 2005, a bus chartered to evacuate 37 residents from a Sunrise community near Houston, Texas in anticipation of hurricane Rita caught fire, resulting in the deaths of 23 residents. Sunrise was named as one of several defendants in various lawsuits filed in Texas state court as a result of the bus incident. During the first and second quarters of 2007, Sunrise settled all claims made against it and all claims against Sunrise have been dismissed. Sunrise paid a total of $1.5 million, net of insurance payments, to settle the claims made against it, and has incurred approximately $127,000 of additional expenses related to this litigation.

Trinity OIG Investigation

On September 14, 2006, Sunrise acquired all of the outstanding stock of Trinity Hospice, Inc. (“Trinity”) for a purchase price of approximately $76 million. As a result of this transaction, Trinity became an indirect, wholly owned subsidiary of Sunrise. On January 3, 2007, Trinity received a subpoena from the Phoenix field office of the Office of the Inspector General of the Department of Health and Human Services ("OIG") requesting certain information regarding Trinity’s operations in three locations for the period between January 1, 2000 through June 30, 2006, a period that is prior to the Company’s acquisition of Trinity. The Company has been advised that the subpoena was issued in connection with an investigation being conducted by the civil division of the U.S. Attorney's office in Arizona. The subpoena indicates that the OIG is investigating possible improper Medicare billing under the Federal False Claims Act (“FCA”).  In addition to recovery of any Medicare reimbursements previously paid for false claims, an entity found to have submitted false claims under the FCA may be subject to treble damages plus a fine of between $5,500 and $11,000 for each false claim submitted. Trinity has complied with the subpoena. As of the date of this Form 8-K,Trinity has received no further requests from the OIG and does not know the status of the OIG investigation. Sunrise is unable at this time to estimate the possible loss or range of loss relating to this matter.

SEC Investigation

As reported in a Form 8-K filed on May 29, 2007, on May 25, 2007, Sunrise was advised by the staff of the Securities and Exchange Commission (the “SEC”) that the SEC has commenced a formal investigation. Sunrise has fully cooperated, and intends to continue to fully cooperate, with the SEC.

Putative Class Action Litigation

On January 16, 2007, the first of two putative class action complaints was filed in the United States District Court for the District of Columbia against Sunrise and certain of its current and former directors and officers. The two cases are captioned United Food & Commercial Workers Union Local 880-Retail Food Employers Joint Pension Fund, et al. v. Sunrise Senior Living, Inc., et al., Case No. 1:07CV00102 (USDC); and First New York Securities, L.L.C. v. Sunrise Senior Living, Inc., et al., Case No. 1:07CV000294 (USDC) (filed 2/8/2007). Sunrise is named as a defendant, as are several current and former directors and officers of the Company, in both complaints. The complaints allege violations of the federal securities laws arising out of Sunrise’s historic accounting practices, alleged insider trading activities and the granting of certain stock options. New putative class plaintiffs, the Miami General Employees’ & Sanitation Employees’ Retirement Trust, and the Oklahoma Firefighters Pension and Retirement System, appeared in the two actions and moved for consolidation of the two cases and their appointment as the lead plaintiffs. A stipulation was submitted by the parties pursuant to which these new putative class plaintiffs will be appointed lead plaintiffs and file their consolidated amended complaint (under the caption In re Sunrise Senior Living, Inc. Securities Litigation, Case No. 07-CV-00102-RBW), which, upon filing, will become the only operative complaint in these consolidated actions. The defendants will respond to the consolidated complaint after it is filed. Although the precise content of the consolidated amended complaint and the identities of the individuals who will be named in it as defendants is not known at this time, Sunrise expects that it will vigorously defend itself against these claims.

Putative Shareholder Derivative Litigation

On January 19, 2007, the first of three putative shareholder derivative complaints was filed in the United States District Court for the District of Columbia against certain of Sunrise’s current and former directors and officers, and naming Sunrise as nominal defendant. The three cases are captioned: Brockton Contributory Retirement System v. Paul J. Klaassen, et al., Case No. 1:07CV00143 (USDC); Catherine Molner v. Paul J. Klaassen, et al., Case No. 1:07CV00227 (USDC) (filed 1/31/2007); Robert Anderson v. Paul J. Klaassen, et al., Case No. 1:07CV00286 (USDC) (filed 2/5/2007). Counsel for the plaintiffs subsequently agreed among themselves to the appointment of lead plaintiffs and lead counsel. On June 29, 2007, the lead plaintiffs filed a Consolidated Shareholder Derivative Complaint (the “Consolidated Complaint”), again naming Sunrise as nominal defendant, and naming as individual defendants Paul J. Klaassen, Teresa M. Klaassen, Ronald V. Aprahamian, Craig R. Callen, Thomas J. Donohue, J. Douglas Holladay, William G. Little, David G. Bradley, Peter A. Klisares, Scott F. Meadow, Robert R. Slager, Thomas B. Newell, Tiffany L. Tomasso, John F. Gaul, Bradley G. Rush, Carl Adams, David W. Faeder, Larry E. Hulse, Timothy S. Smick, Brian C. Swinton and Christian B. A. Slavin. The Consolidated Complaint alleges violations of federal securities laws and breaches of fiduciary duty by the individual defendants, arising out of the same matters as are raised in the purported class action litigation described above. The Consolidated Complaint also alleges a violation of Delaware law arising from the delay in holding Sunrise’s 2007 annual meeting. The plaintiffs seek damages and equitable relief on behalf of Sunrise. A stipulation was submitted by the parties pursuant to which Sunrise and the individual defendants will respond to the Consolidated Complaint (including motions to dismiss or stay) on or before August 13, 2007.

On March 6, 2007, a putative shareholder derivative complaint was filed in the Court of Chancery in the State of Delaware against Paul J. Klaassen, Teresa M. Klaassen, Ronald V. Aprahamian, Craig R. Callen, Thomas J. Donohue, J. Douglas Holladay, David G. Bradley, Robert R. Slager, Thomas B. Newell, Tiffany L. Tomasso, Carl Adams, David W. Faeder, Larry E. Hulse, Timothy S. Smick, Brian C. Swinton and Christian B. A. Slavin, and naming Sunrise as nominal defendant. The case is captioned Peter V. Young, et al. v. Paul L. Klaassen, et al., Case No. 2770-N (CCNCC). The complaint alleges breaches of fiduciary duty by the individual defendants arising out of the grant of certain stock options that are the subject of the purported class action litigation described above. The plaintiffs seek damages and equitable relief on behalf of Sunrise. Sunrise and the individual defendants have separately filed motions to dismiss this complaint, which remain pending at this time.

In addition, two putative shareholder derivative suits were filed in August and September 2006, which were subsequently dismissed. The cases were filed in the Circuit Court for Fairfax County, Virginia, captioned Nicholas Von Guggenberg v. Paul J. Klaassen, et al., Case No. CL 200610174 (FCCC) (filed 8/11/2006); and Catherine Molner v. Paul J. Klaassen, et al., Case No. CL 200611244 (FCCC) (filed 9/6/2006). The complaints were very similar (and filed by the same attorneys), naming certain of Sunrise’s current and former directors and officers as individual defendants, and naming Sunrise as nominal defendant. The complaints both alleged breaches of fiduciary duty by the individual defendants, arising out of the grant of certain stock options that are the subject of the purported class action litigation described above. The Von Guggenberg suit was dismissed pursuant to preliminary motions filed by Sunrise (the plaintiff subsequently filed a petition for appeal with the Supreme Court of Virginia, which was denied, thus concluding the case). The Molner suit was dismissed when the plaintiff filed an uncontested notice of non-suit (permitted by right under Virginia law), after the Company had filed preliminary motions making the same arguments that resulted in the dismissal of the Von Guggenberg suit. As described above, the plaintiff in Molner later refiled suit in the U.S. District Court for the District of Columbia.

Complaint Pursuant to Section 211 of the Delaware General Corporation Law

On July 16, 2007, Millenco, L.L.C. filed suit against Sunrise seeking an order from the Court of Chancery of the State of Delaware pursuant to Section 211 of the Delaware General Corporation Law requiring that Sunrise hold its 2007 annual meeting of shareholders within forty-five days after the date on which any such court order is entered.

Other

In addition, Sunrise is involved in various lawsuits and claims arising in the normal course of business. In the opinion of management, although the outcomes of these suits and claims are uncertain, in the aggregate they should not have a material adverse effect on Sunrise’s business, financial condition and results of operations.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits.

Exhibit No.	Description

99.1	July 25, 2007 Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC. (Registrant)
Date: July 25 , 2007	By:	/s/ Julie Pangelinan
Julie Pangelinan
Acting Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	July 25, 2007 Press Release